As filed with the Securities and Exchange Commission on October   , 2003
                                                     REGISTRATION NO. 333-106988

================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------


                               Amendment No. 1 to
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                ----------------

                           ESPERION THERAPEUTICS, INC.
             (Exact name of registrant as specified in its charter)

                                ----------------


           DELAWARE              3621 SOUTH STATE STREET        38-3419139
(State or other jurisdiction          695 KMS PLACE          (I.R.S. Employer
of incorporation or organization)  ANN ARBOR, MICHIGAN    Identification Number)
                                          48108
                                     (734) 332-0506


  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ----------------


                             ROGER S. NEWTON, PH.D.
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           ESPERION THERAPEUTICS, INC.
                             3621 SOUTH STATE STREET
                                  695 KMS PLACE
                            ANN ARBOR, MICHIGAN 48108
                                 (734) 332-0506
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ----------------


                                   COPIES TO:
                              LINDA L. GRIGGS, ESQ.
                           MORGAN, LEWIS & BOCKIUS LLP
                         1111 PENNSYLVANIA AVENUE, N.W.
                             WASHINGTON, D.C. 20004
                                 (202) 739-3000


      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]







         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.




                                   PROSPECTUS

                          25,000 SHARES OF COMMON STOCK

                                 [COMPANY LOGO]

         This prospectus relates to an offering by Franklin Templeton Bank & Trust, F.S.B. (the "Selling Stockholder"), as trustee of the Esperion Therapeutics, Inc. 401(k) Savings Plan (the "Plan"), of up to 25,000 shares (the "Shares") of common stock, par value $.001 per share (the "Common Stock"), of Esperion Therapeutics, Inc., a Delaware corporation (the "Company").

         Our common stock is traded on The Nasdaq National Market under the symbol "ESPR."

         An investment in our common stock involves risks. For a discussion of certain factors that should be considered in evaluating an investment in the Shares, see "Risk Factors," beginning on page 4.

         We will not receive any part of the proceeds from the sale of the Shares by the Selling Stockholder. We have agreed to bear all of the expenses incurred in connection with the registration of the Shares. The Selling Stockholder will pay its own expenses, including any brokerage commissions, personal legal fees or similar expenses relating to the offer and the sale of the Shares.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is October ____, 2003

                                TABLE OF CONTENTS




PROSPECTUS SUMMARY......................................1
RISK FACTORS............................................4
FORWARD-LOOKING STATEMENTS..............................16
USE OF PROCEEDS.........................................17
SELLING STOCKHOLDER.....................................18
PLAN OF DISTRIBUTION....................................18
WHERE YOU CAN FIND MORE INFORMATION.....................19
DOCUMENTS INCORPORATED BY REFERENCE.....................19
EXPERTS.................................................20

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information regarding our company, our common stock and the financial statements and notes to those statements incorporated herein by reference from our other filings with the Securities and Exchange Commission (the "SEC"). We urge you to read the entire prospectus carefully, especially the risks of investing in our common stock, which are discussed under "Risk Factors," before making an investment decision.

                           ESPERION THERAPEUTICS, INC.

         Esperion Therapeutics, Inc. is a biopharmaceutical company dedicated to the discovery, development and commercialization of therapies to improve the treatment of cardiovascular disease. Our initial focus is on the development and commercialization of novel classes of drugs that focus on a new treatment approach based upon our understanding of high density lipoprotein, or HDL, function. We call this approach "HDL Therapy." By exploiting the beneficial properties of HDL, or "good cholesterol," to remove excess cholesterol and other lipids from artery walls and other tissues, we believe our portfolio of product candidates offers an innovative approach in the fight against cardiovascular disease. While current therapies are designed to slow the progression of cardiovascular disease, we believe "HDL Therapy" has the potential to reverse the damaging effects of cholesterol deposits within artery walls.

         We currently have four product candidates in clinical development, including three biopharmaceuticals: ETC-588, or LUV; ETC-216, or AIM; and ETC-642, or RLT Peptide; and one oral small molecule, ETC-1001, each targeted at cardiovascular disease or its risk factors. Our biopharmaceuticals are being developed to focus on the acute treatment of high-risk atherosclerosis, such as acute coronary syndromes, while our oral small molecule targets chronic treatment of risk factors associated with cardiovascular disease.

         We are also pursuing the discovery and development of orally active organic small molecules designed to increase HDL-cholesterol, or HDL-C, levels and enhance the function of HDL and to decrease low density lipoprotein-cholesterol, LDL-C, or "bad cholesterol," levels and triglycerides, another type of lipid, or fat. We believe some of these oral small molecules may possess anti-diabetic and anti-obesity properties.

         We believe our product candidates will enhance the naturally occurring processes in the body for the removal of excess cholesterol and other lipids from artery walls and other tissues by enhancing the efficiency of the reverse lipid transport, or RLT, pathway. The RLT pathway is a four-step process through which excess cholesterol and other lipids are removed from artery walls and other tissues. We believe this removal of excess cholesterol and other lipids from artery walls and other tissues will lead to improvements in vascular structure by stabilizing vulnerable plaque, which could ultimately lead to a reduction in clinical events resulting from cardiovascular disease, including atherosclerosis.

         Results of clinical trials and pre-clinical studies indicate that ETC-588, ETC-216 and ETC-642 demonstrate mobilization of cholesterol, which is the removal of excess cholesterol from artery walls and other tissues, as evidenced by measurements of the amount of cholesterol and other lipids in the blood before and after administration. The current clinical development status of our product candidates is as follows:

         o ETC-588 (PHASE II): Enrollment in one of our two ongoing Phase II studies was completed in July 2003. The objective of this study is to evaluate the safety and tolerability of ETC-588 in




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

                  approximately 150 patients with acute coronary syndromes. Enrollment in the second of the ongoing Phase II clinical trials for ETC-588 was completed in September 2003. This Phase II trial uses magnetic resonance imaging (MRI) technology to examine the effect, if any, of ETC-588 on plaque in the carotid arteries and whether the benefits of therapy persist three months after completion of treatment.

         o ETC-216 (PHASE II): In June 2003, we reported initial results that showed that our multiple-dose, multi-center Phase II clinical study met its primary efficacy objective of demonstrating statistically significant regression of atherosclerosis with ETC-216. The trial was a double-blind, placebo-controlled study evaluating the efficacy of ETC-216 at two different dose levels (15 mg/kg and 45 mg/kg), administered once weekly for a maximum of five treatments. The study included 47 evaluable patients with acute coronary syndromes who were scheduled to undergo coronary angiography and who continued to receive their current treatments during the study. Changes in plaque volume were measured using intravascular ultrasound, in which a tiny ultrasound probe is inserted into the coronary artery to directly image atherosclerotic plaques. The primary endpoint was the change in percent plaque volume for all evaluable patients receiving ETC-216 comparing end-of-treatment values to baseline values as measured with intravascular ultrasound. The results of this study demonstrated, for the first time in a clinical trial, statistically significant regression of atherosclerosis at the end of six weeks.

         o ETC-642 (PHASE I): In June 2003, we initiated our first multiple-dose, multi-center clinical trial in up to 32 patients with stable cardiovascular disease. The primary objective of this study is to assess potential dosing levels and regimens for ETC-642 while evaluating safety and tolerability. In 2002, a Phase I single escalating dose clinical trial for ETC-642 was initiated in patients with stable cardiovascular disease. Enrollment in this study was completed in August 2003. The objective of this study is to determine the maximum tolerated dose.

         o ETC-1001 (PHASE I): We recently completed enrollment in our first clinical trial for ETC-1001 in healthy volunteers. This trial is a double-blind, placebo-controlled trial designed to evaluate the safety and tolerability of single escalating doses of ETC-1001.

         We believe our drug discovery technology and scientific and drug development expertise have potential applicability to the discovery and development of therapies for a broad range of vascular diseases, including treatments for coronary heart disease, peripheral arterial disease (atherosclerosis occurring in arteries near the body's extremities) and stroke.


         In August 2003, we completed a public offering of 4,434,000 shares of our common stock, raising net proceeds of approximately $66.8 million. We currently intend to use the net proceeds from that offering to fund our operations, for working capital and for general corporate purposes, including the following: capital expenditures, clinical development, manufacturing, in-licensing of technology and/or for other purposes.

         Our largest stockholder is a group of investment managers and funds associated with Scott Sacane. As of the completion of our sale of shares in our recent public offering, Mr. Sacane and the related investment managers (the "Sacane Group") beneficially owned 29.1% of our outstanding common stock. The Sacane Group accumulated this stock in numerous transactions that were not reported under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until filings made on July 31, 2003, which reported both purchases and sales between May 29, 2002 and July 24, 2003. In addition, the Sacane Group had not disclosed to us any changes in its beneficial ownership after November 8, 2002, the date of the Schedule 13G filed by Mr. Sacane to report beneficial ownership of 6,390,217 shares, or 21.8% of our then outstanding common stock, until July 25, 2003, when the Sacane Group advised us that it had become the beneficial owner of 9,726,900 shares, or almost 33%, of our outstanding common stock, which it reported in a Schedule 13D filed on July 29, 2003. As a result of this information, on July 29, 2003, we amended our stockholder rights agreement to provide that the Sacane Group would not be an "Acquiring Person" under that agreement unless and until the earlier of such time as the Sacane Group becomes the beneficial owner of more than 33% of our outstanding common stock or ceases to hold any of the common stock of which it is the beneficial owner without any intention of changing or influencing control of the Company. In addition, we determined that it was in the best interests of our stockholders to enter into an agreement with the Sacane Group in which it agreed not to acquire beneficial ownership of more than 33% of our common stock and not to sell any shares of our common stock prior to October 29, 2003. (In connection with our public offering, the Sacane Group agreed not to sell any shares prior to January 31, 2004.) On August 25, 2003, we filed a complaint in the U.S. District Court for the District of Connecticut to recover short-swing profits under Section 16(b) of the Exchange Act and to obtain other relief from the Sacane Group and the Durus Life Sciences Master Fund, Ltd. (the "Master Fund"), through which the Sacane Group beneficially owned a large amount of its shares. We had been informed on July 29, 2003 that the Sacane Group had acknowledged its liability to the Company under Section 16(b) of the Exchange Act. Since that time, we have been in discussions with, and are in the process of seeking to resolve our claims against, the Master Fund. We are also responding to an SEC subpoena and an inquiry by the Nasdaq relating to the Sacane Group and trading in our shares.





                                  OUR STRATEGY

               Our objective is to discover, develop and commercialize therapies to address significant unmet needs associated with cardiovascular disease by exploiting the beneficial properties of HDL. The key elements of our business strategy are as follows:

         o discover novel cardiovascular product candidates that overcome limitations of existing treatments;

         o develop and commercialize a portfolio of drug candidates focused on enhancing the RLT pathway, utilizing the beneficial properties of HDL;

         o leverage the scientific, drug discovery and drug development expertise and experience of our management team;

         o enter into strategic collaborations with established pharmaceutical companies in which we retain co-development and co-promotion rights to our biopharmaceutical product candidates; and

         o focus on the development of biopharmaceutical product candidates for acute treatments and orally active small molecules for chronic therapies to complement statins and other lipid regulating treatments.

                             ADDITIONAL INFORMATION

         We were incorporated in Delaware and commenced operations in July 1998. We became a public company in August 2000 and our common stock trades on The Nasdaq National Market under the symbol "ESPR." Our executive offices and primary research facility are located at 3621 South State Street, 695 KMS Place, Ann Arbor, Michigan 48108; our telephone number is (734) 332-0506; and our website is http://www.esperion.com. The information on our website is not incorporated into, and does not constitute any part of, this prospectus.

                                  RISK FACTORS

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION. EACH OF THESE RISK FACTORS COULD ADVERSELY AFFECT OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION, AND THE VALUE OF AN INVESTMENT IN OUR COMMON STOCK.


RISKS RELATED TO OUR COMPANY

WE ARE A DEVELOPMENT STAGE BIOPHARMACEUTICAL COMPANY WITH A HISTORY OF LOSSES, AND, EVEN IF OUR PRODUCT CANDIDATES ARE APPROVED AND COMMERCIALIZED, WE MAY NEVER BE PROFITABLE.

         We have devoted substantially all of our resources since we began our operations in July 1998 to the research and development of product candidates for cardiovascular disease. We have incurred substantial losses since we began our operations. These losses have resulted principally from costs incurred in our research and development programs, from our general and administrative expenses and from acquisition-related costs from our September 2000 acquisition of Talaria Therapeutics, Inc. To date, we have not generated revenue from product sales or royalties, and we do not expect to achieve any revenue from product sales or royalties until we receive regulatory approval and begin commercialization of our product candidates. We are not certain of when, if ever, that will occur. We expect to incur significant additional operating losses for at least the next several years. Research and development costs relating to our product candidates will continue to increase. Manufacturing, sales and marketing costs will increase as we prepare for the commercialization of our product candidates.

         All of our current product candidates are in early stages of development, and we face the risks of failure inherent in developing drugs based on new technologies. Because our product development strategy is predicated on a novel treatment approach based upon our understanding of HDL, we have limited in-house experience with our product candidates. Our product candidates are not expected to be commercially available for several years, if at all.


THE TECHNOLOGY UNDERLYING OUR PRODUCT CANDIDATES IS UNCERTAIN AND UNPROVEN, WHICH COULD KEEP OUR PRODUCT CANDIDATES FROM BECOMING COMMERCIALLY SUCCESSFUL.

         All of our current product development efforts are based on unproven technology and therapeutic approaches that have not been widely tested or used or approved for marketing in any country. To date, no products that use our technology have been commercialized. If our product candidates do not work as intended, or if the data from our clinical trials indicate that our product candidates are not safe and effective, the applicability of our technology for treating cardiovascular disease will be highly uncertain. For example, the future of ETC-216 may be called into question and the market price of our common stock could decline if the information that we ultimately release about the recently completed ETC-216 trial with respect to the patients who did not receive ETC-216 suggests that ETC-216 will not produce a statistically significant regression of atherosclerosis as compared to the current treatment for acute coronary syndromes. In June 2003, we announced initial results from this trial that demonstrated statistically significant regression of atherosclerosis at the end of six weeks. We did not announce, however, the results of plaque volume measurements taken at the beginning and end of a six-week period in the limited number of patients in the trial who did not receive ETC-216 but who continued to receive their current treatments. We have not released this information publicly yet because the primary endpoint of the trial was not designed to compare the results of this non-treatment group with the treatment groups, and because of our need to comply with non-disclosure rules applied by medical journals, including those to which the manuscript of this study might be submitted. Even if the information that we ultimately release with regard to the non-treatment group is not inconsistent with the recently announced favorable initial trial results, this would not mean that ETC-216 would reduce the number of clinical events resulting from cardiovascular disease. As a result, there is a significant risk that our therapeutic approaches will not prove to be successful, and there can be no guarantee that our drug discovery technology will result in any commercially successful products.


ALL OF OUR PRODUCT CANDIDATES MUST BE TESTED AND SUBMITTED TO THE FDA AND FOREIGN REGULATORY AGENCIES FOR APPROVAL BEFORE WE CAN SELL THEM IN THE UNITED STATES OR OTHER COUNTRIES, AND EVEN IF OUR PRODUCT CANDIDATES RECEIVE REGULATORY APPROVAL, THAT APPROVAL MAY BE LIMITED, WHICH WOULD HINDER OUR ABILITY TO COMMERCIALIZE THEM.

         Our product candidates must satisfy rigorous standards of safety and efficacy before they receive regulatory approval in the United States and other countries. We will need to conduct significant additional research, including additional pre-clinical testing involving animals and clinical trials involving humans, before we can file applications for product approval.

         Many of the product candidates in the pharmaceutical and biopharmaceutical industries do not successfully complete pre-clinical testing and clinical trials. Satisfaction of regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. Success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful. For example, a number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials and in interim analyses. In addition, delays or rejections may be encountered based upon additional government regulations, including any changes in FDA policy, during the process of product development, clinical trials and regulatory approvals.

         In order to receive regulatory approval from U.S. or foreign regulatory authorities to market a product, we must demonstrate through human clinical trials that the product candidate is safe and effective for the treatment of a specific condition. Even if we believe that the clinical trials demonstrate safety and efficacy of a product, the FDA and foreign regulatory authorities may not accept our assessment of the results and may require us to conduct additional advanced clinical trials.

         Approval of a product by applicable regulatory authorities is necessary in foreign countries prior to the commencement of marketing of the product in those countries, whether or not U.S. regulatory approval has been obtained. The approval procedure varies among countries and can involve additional testing. The time required may differ from that required for U.S. regulatory approval. Although there are some procedures for unified filings for some European countries with the sponsorship of the country that first granted marketing approval, in general, each country has its own procedures and requirements, many of which are time consuming and expensive.

         We do not know whether planned clinical trials will begin on time or will be completed on schedule or at all. If we experience significant delays in testing or approvals, or if we need to perform more or larger clinical trials than planned, our product development costs will increase. Any of our future clinical studies might be delayed or halted because the drug is not safe and effective, or physicians think that the drug is not safe or effective; patients do not enroll in the studies at the rate we expect; or drug supplies are not sufficient to treat the patients in the studies.

         Any regulatory approvals in the United States that we receive in the future could also include significant restrictions on the use or marketing of any future products. Product approvals, if granted, can be withdrawn for failure to comply with regulatory requirements or upon the occurrence of adverse events following commercial introduction of the products.


IF WE FAIL TO OBTAIN THE CAPITAL NECESSARY TO FUND OUR OPERATIONS, WE WILL BE UNABLE TO SUCCESSFULLY DEVELOP OUR PRODUCT CANDIDATES OR RETAIN RIGHTS TO OUR PRODUCT CANDIDATES.

         Significant additional capital will be required in the next several years to fund our operations. Our current available capital is sufficient to fund our currently planned operations, capital expenditures and debt service until at least the end of 2005. We do not know whether additional financing will be available on acceptable terms when needed. We have used substantial cash resources to date and expect capital outlays and operating expenditures to increase over the next several years as we expand our infrastructure and research and development activities. If adequate funds are unavailable, we may be required to:

         o delay, reduce the scope of or eliminate one or more of our research or development programs;

         o license rights to our technology or product candidates on terms that are less favorable to us than might otherwise be available; or

         o obtain funds through arrangements that may require us to relinquish rights to all or some of our product candidates that we would otherwise seek to develop or commercialize ourselves.


OUR FREEDOM TO OPERATE OUR BUSINESS OR PROFIT FULLY FROM ANY SALES OF OUR FUTURE PRODUCTS MAY BE LIMITED DEPENDING UPON THE TERMS OF ANY COLLABORATIVE AGREEMENTS INTO WHICH WE ENTER, AND THE INABILITY TO ESTABLISH ONE OR MORE COLLABORATIVE ARRANGEMENTS COULD ADVERSELY AFFECT OUR ABILITY TO DEVELOP AND COMMERCIALIZE PRODUCTS.

         We are seeking to collaborate with pharmaceutical companies to gain access to their drug development, regulatory, manufacturing, marketing, sales and financial resources. However, we may not be able to negotiate arrangements with partners on favorable terms, if at all, or enter into collaborations that will be commercially successful. Our ability to enter into collaborative arrangements relating to less than all of our biopharmaceutical product candidates may be adversely affected by the similarities among those product candidates. Any collaborative relationships that we enter into may include restrictions on our freedom to operate our business or may limit any sales of our future products. If a collaborative arrangement is established, the collaborative partner may discontinue funding any particular program or may, either alone or with others, pursue alternative technologies or indications or develop alternative product candidates for the diseases we are targeting. Competing products, developed by a collaborative partner or to which a collaborative partner has rights, may result in the collaborative partner withdrawing support as to all or a portion of our technology.

         Our ability to enter into a collaborative arrangement for ETC-216 may be limited by the terms of our agreement with Pharmacia Corporation. Pharmacia has the right to co-develop and exclusively market ETC-216 outside the United States and Canada once we complete Phase IIb clinical trials and a right of first negotiation if we wish to pursue a co-development and co-promotion arrangement in the United States and Canada. If Pharmacia does not exercise its right to co-develop and market ETC-216 outside the United States and Canada, or if it does not choose to participate in co-development and co-promotion within the United States and Canada, other potential partners may not be willing to enter into an agreement relating to ETC-216. If we decide to seek a co-development and co-promotion arrangement in the United States and Canada prior to completion of Phase IIb clinical trials and Pharmacia does not respond to our request that they advise us whether they want to exercise their right of first negotiation, we may need to agree to indemnify our partner from any claims made by Pharmacia that we have breached our agreement with it.

         Without collaborative arrangements, we must fund our own research, development, manufacturing, marketing and sales activities, which would accelerate the depletion of our cash and require us to raise substantial additional cash to enable us to develop our own development, regulatory, manufacturing, marketing and sales capabilities. Therefore, if we are unable to establish and maintain satisfactory collaborative arrangements and if other sources of cash are not available, we could experience a material adverse effect on our ability to develop products and, if developed and approved, to manufacture, market and sell them successfully.


WE EXPECT OUR QUARTERLY AND ANNUAL RESULTS TO FLUCTUATE SIGNIFICANTLY.

         During the next several years, we expect our quarterly and annual operating results to fluctuate significantly, depending primarily on the following factors:

         o        timing of pre-clinical studies and clinical trials;

         o interruptions or delays in the supply of our product candidates or components;

         o        timing of payments to licensors and other third parties;

         o whether we enter into collaboration agreements and the timing and accounting treatment of payments, if any, to us under those agreements;

         o        timing of patent prosecution and maintenance fees and costs;

         o        timing of investments in new technologies; and

         o        other costs, which may be unexpected.





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

IF THE THIRD-PARTY CLINICAL RESEARCH ORGANIZATIONS THAT WE RELY ON TO CONDUCT OUR CLINICAL TRIALS DO NOT PERFORM IN AN ACCEPTABLE AND TIMELY MANNER, OR IF WE ARE NOT ABLE TO MANAGE OR ADMINISTER MULTIPLE CLINICAL TRIALS SIMULTANEOUSLY, OUR CLINICAL TRIALS COULD BE DELAYED, HALTED OR UNSUCCESSFUL, AND WE COULD BE UNABLE TO COMMERCIALIZE OUR PRODUCT CANDIDATES ON A TIMELY BASIS, IF AT ALL.

         We do not currently have the ability to independently conduct clinical trials and obtain regulatory approvals for our product candidates, and we currently rely and intend to continue to rely on third-party clinical investigators and contract research organizations to perform these functions. If we cannot locate acceptable contractors to run our clinical trials or enter into favorable agreements with them, or if these third parties do not successfully carry out their contractual duties or meet expected deadlines, we will be unable to obtain required approvals and will be unable to commercialize our product candidates on a timely basis, if at all.

         Our clinical studies may also be limited by, delayed or halted because of the nature of the clinical study; the size of the potential patient population; the distance between patients and the clinical trial sites; the number of trials utilizing the same patient population; delays in enrolling patients; or the eligibility and exclusion criteria for patients in the trial.

         To date, we have not managed multiple late-stage clinical trials simultaneously. As of June 30, 2003, we have completed six clinical trials (two of which were conducted through a company that we acquired) and have five clinical trials in progress. It may be difficult or we may be unable to retain individuals qualified to administer these and future late-stage clinical trials due to the complexity of the protocols and the size of the studies. We may be unable to complete multiple late-stage clinical trials concurrently as effectively or as quickly as we currently anticipate, which could have a material adverse effect on our business, financial condition and results of operations.


IF OUR CURRENT AND FUTURE MANUFACTURING AND SUPPLY STRATEGIES ARE UNSUCCESSFUL, WE MAY BE UNABLE TO COMPLETE ANY FUTURE CLINICAL TRIALS OR COMMERCIALIZE OUR PRODUCT CANDIDATES IN A TIMELY MANNER, IF AT ALL.

         Completion of our clinical trials and commercialization of our product candidates will require access to, or development of, facilities to manufacture a sufficient supply of our product candidates. We do not have the resources, facilities or experience to manufacture our product candidates on our own and do not intend to develop or acquire facilities for the manufacture of product candidates for clinical trials or commercial purposes in the foreseeable future. We currently rely, and will continue to rely, on contract manufacturers to produce sufficient quantities of our product candidates. We are currently exploring ways to improve the manufacturing process for our ETC-216 product candidate, as the yield from the current process will need to be enhanced in order to meet late-stage clinical trial supply and commercial-scale requirements. If we are unable to improve the current manufacturing process, we may be unable to complete future clinical trials for, or to cost-effectively commercialize, this product candidate. Most of our contract manufacturers have limited experience with manufacturing, formulating, analyzing, filling and finishing our particular product candidates. Our manufacturing strategy presents the following difficulties:

         o we may not be able to locate acceptable manufacturers or enter into favorable long-term agreements with them;

         o third parties may not be able to manufacture our product candidates successfully in a cost-effective or timely manner or in quantities needed for clinical trials or commercial sales;

         o delays in, or failures to achieve, scale-up to commercial quantities, or changes to current raw material suppliers or product manufacturers (whether the change is attributable to us or the vendor) could delay clinical studies, regulatory submissions and commercialization of our product candidates;

         o we may not have intellectual property rights, or may have to share intellectual property rights, to the manufacturing processes for our product candidates;

         o manufacturing and validation of manufacturing processes and materials are complicated and time-consuming and may not provide yields adequate to meet clinical trial supply or commercial scale-up requirements;

         o because many of our current third-party manufacturers are located outside of the United States, there may be difficulties in importing our product candidates or their components into the United States as a result of, among other things, FDA import inspections, increased customs security measures, incomplete or inaccurate import documentation, or defective packaging; and

         o manufacturers of our product candidates are subject to the FDA's current Good Manufacturing Practices regulations, the FDA's current Good Laboratory Practices regulations and comparable foreign standards and we do not have control over compliance with these regulations by our third-party manufacturers.

         If any manufacturer of our product candidates fails to comply with applicable FDA or other regulatory requirements including manufacturing, quality control, labeling, safety surveillance, promoting and reporting, such failure may result in our criminal prosecution, levy of civil penalties against us, recall or seizure of any of our future products, total or partial suspension of production or an injunction, as well as other regulatory actions against our manufacturers, our potential products or us. Discovery of previously unknown problems with a product, supplier, manufacturer or facility may result in restrictions on the sale of a future product, including a withdrawal of the product from the market.


IF ONE OF OUR BIOPHARMACEUTICAL PRODUCT CANDIDATES DOES NOT SHOW SAFETY AND EFFICACY IN EARLY CLINICAL TRIALS, IT COULD IMPACT THE DEVELOPMENT PATH FOR OUR OTHER BIOPHARMACEUTICAL PRODUCT CANDIDATES BECAUSE OF THE SIMILARITIES IN THE TECHNOLOGY FOR EACH OF OUR BIOPHARMACEUTICAL PRODUCT CANDIDATES.

         The development of each of our biopharmaceutical product candidates (ETC-588, ETC-216 and ETC-642) is based on our knowledge and understanding of HDL and how HDL contributes to the RLT pathway. While there are important differences in each of the product candidates in terms of their composition and properties, each product candidate is focused on affecting various steps in the RLT pathway. In addition, all three of the biopharmaceutical product candidates are infused, rather than orally administered, and are currently being targeted for the treatment of patients with acute coronary syndromes.

         As a result of these similarities, our product candidates may be perceived to have overlapping utility in the treatment of cardiovascular disease. Since we are developing these product candidates in parallel, we expect to learn from the results of each trial and apply some of our findings to the development of the other product candidates. If one of the product candidates has negative clinical trial results or is shown to be ineffective, it could impact the development path or future development of the other biopharmaceutical product candidates. If we find that one of the biopharmaceutical product candidates is unsafe, we may be unable to raise sufficient capital to fund the development of the other biopharmaceutical product candidates due to any resultant negative perceptions about HDL as an infused, acute treatment for cardiovascular disease.


IF WE FAIL TO SECURE AND ENFORCE PATENTS AND OTHER INTELLECTUAL PROPERTY RIGHTS UNDERLYING OUR PRODUCT CANDIDATES AND TECHNOLOGY, WE MAY BE UNABLE TO DEVELOP OUR PRODUCT CANDIDATES OR COMPETE EFFECTIVELY.

         The pharmaceutical and biopharmaceutical industries place considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Our success will depend, in part, on our ability, and the ability of our licensors, to obtain and enforce our exclusive rights to our product candidates and technology under the patent laws of the United States and other countries. Our success also will depend on our ability to prevent others, including our employees, from using our trade secrets, know how and other confidential information. In addition, we must operate in a way that does not infringe, or violate, the patent, trade secret and other intellectual property rights of other parties.

         The standards that the United States Patent and Trademark Office uses to grant patents can change. Consequently, we may be unable to determine the type and extent of patent claims that will be issued to us or to our licensors in the future. Any patents issued may not contain claims that will permit us to stop competitors from using the same or similar technology.

         Patent prosecution and maintenance are also very costly and successful prosecution and defense may depend on the patent strategies that are pursued.

         The standards that courts use to interpret patents can change, particularly as new technologies develop. Consequently, we cannot know how much protection, if any, our patents will provide. If we choose to seek a court order that prohibits a third party from using the inventions claimed in our patents, the third party may ask the court to rule that our patents are invalid and unenforceable. This type of lawsuit is expensive and time consuming and could be unsuccessful. There is also the risk that, even if the validity of our patents is upheld, the court will refuse to stop the third party on the ground that its activities do not infringe the patent.


IF OUR LICENSING ARRANGEMENTS WITH THIRD PARTIES ARE BREACHED OR TERMINATED, WE MAY LOSE RIGHTS TO COMMERCIALIZE OUR PRODUCT CANDIDATES.

         We license most of the technology for our biopharmaceutical product candidates from third parties. We depend, and will continue to depend, on these and other licensing arrangements. If any of our licenses with third parties are terminated or breached, we may lose our rights to develop and commercialize our product candidates or lose patent or trade secret protection for our product candidates.

         Disputes may arise with respect to our licensing agreements and strategic relationships regarding ownership rights to technology developed by or with other parties or with respect to manufacturing, development and other strategies and decisions. Such disputes could lead to delays in or termination of the research, development, manufacture and commercialization of our product candidates, or to litigation.

WE MAY FACE SIGNIFICANT EXPENSE AND LIABILITY AS A RESULT OF LITIGATION OR OTHER PROCEEDINGS RELATING TO PATENTS AND OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, WHICH COULD REDUCE OUR AVAILABLE CAPITAL.

         If third parties file patent applications, or are issued patents, claiming technology also claimed by us or our licensors in pending applications or issued patents, we may be required to participate in interference proceedings in the United States Patent and Trademark Office to determine priority of invention. An adverse outcome in an interference proceeding could require us to forfeit our patents or applications involved in the interference, cease using the technology or license rights from prevailing third parties. We could also be subject to allegations of trade secret violations and other claims relating to the intellectual property rights of third parties.


IF PRODUCT LIABILITY LAWSUITS ARE SUCCESSFULLY BROUGHT AGAINST US, WE MAY INCUR SUBSTANTIAL LIABILITIES AND MAY BE REQUIRED TO LIMIT COMMERCIALIZATION OF ANY OF OUR FUTURE PRODUCTS.

         Our business exposes us to product liability risks that are inherent in the clinical testing, manufacturing, marketing and sale of pharmaceutical and biopharmaceutical products. We may not be able to avoid product liability claims. Product liability insurance for the pharmaceutical and biopharmaceutical industries is generally expensive, if available at all. We have clinical trial liability insurance for our product candidates in clinical trials; however, there can be no assurance that such insurance coverage is or will continue to be adequate or available. We may not be able to secure greater or broader product liability insurance coverage on acceptable terms or at reasonable costs when needed. If we are unable to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims, we may be unable to commercialize our product candidates. A successful product liability claim brought against us for damages in an amount that exceeds our insurance coverage, if any, may cause us to incur substantial liabilities and our business may fail.


IF OUR COMPETITORS DEVELOP AND COMMERCIALIZE PRODUCTS FASTER THAN WE DO OR COMMERCIALIZE PRODUCTS THAT ARE SUPERIOR TO OUR PRODUCT CANDIDATES, OUR COMMERCIAL OPPORTUNITIES WILL BE REDUCED OR ELIMINATED.

         The extent to which any of our product candidates achieve market acceptance will depend on competitive factors, many of which are beyond our control. Competition in the pharmaceutical and biopharmaceutical industries is intense and has been accentuated by the rapid pace of technology development. Our competitors include large fully-integrated pharmaceutical companies, biopharmaceutical companies, biotechnology companies, universities and public and private research institutions. Many of these entities have substantially greater research and development capabilities and financial, scientific, manufacturing, marketing and sales resources than we do, as well as more experience in research and development, clinical trials, regulatory matters, manufacturing, marketing and sales. These organizations also compete with us to:

         o attract parties for collaborations, joint ventures or acquisitions;

         o license the proprietary technology that is competitive with our technology;

         o        attract funding; and

         o        attract and hire scientific talent.

         Our competitors may succeed in developing and commercializing products earlier, and obtaining regulatory approval more rapidly, than we do. Our competitors may also develop products or technologies that are superior to those we are developing, and render our product candidates or technology obsolete or non-competitive. If we cannot successfully compete with new or existing products, our marketing and sales would suffer and we may not ever be profitable.


OUR PRODUCT CANDIDATES MAY NOT BE COMMERCIALLY SUCCESSFUL BECAUSE PHYSICIANS, PATIENTS AND GOVERNMENT AGENCIES AND OTHER THIRD-PARTY PAYORS MAY NOT ACCEPT THEM.

         Even if regulatory authorities approve our product candidates, they may not be commercially successful. Third parties may develop superior products or less costly alternative products, or have proprietary rights that preclude us from marketing any of our future products. We also expect that most of our product candidates will be considered expensive, if approved. Patient acceptance of and demand for any product candidates for which we obtain regulatory approval will also depend upon acceptance by physicians of any of our product candidates as safe and effective therapies and the extent, if any, of reimbursement of drug and treatment costs by government agencies and other third-party payors.

         In addition, any of our product candidates could cause adverse events, such as immunologic or allergic reactions. These reactions may not be observed in clinical trials, but may nonetheless occur after commercialization. If any of these reactions occur, they may render any commercialized product ineffective in some patients and thereby hinder the sales of such product.


OUR FAILURE TO OBTAIN AN ADEQUATE LEVEL OF REIMBURSEMENT OR ACCEPTABLE PRICES FOR ANY OF OUR FUTURE PRODUCTS COULD DIMINISH ANY REVENUES WE MAY BE ABLE TO GENERATE.

         Our ability to commercialize any future products successfully, alone or with collaborators, will depend in part on the extent to which reimbursement for the products will be available from:

         o        government and health administration authorities;

         o        private health insurers; and

         o        other third-party payors.

         Government and other third-party payors increasingly are attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for new drugs. Third-party private health insurance coverage may not be available to potential patients for any of our future products.

         The continuing efforts of government and other third-party payors to contain or reduce the costs of healthcare through various means may limit our commercial opportunity and reduce any associated revenue and profits. We expect proposals to implement similar government control to continue. In addition, increasing emphasis on managed care will continue to put pressure on the pricing of pharmaceutical and biopharmaceutical products. Cost control initiatives could decrease the price that we or any potential collaborators could receive for any of our future products and could adversely affect our profitability. In addition, in some countries other than the United States, pricing and profitability of prescription pharmaceuticals and biopharmaceuticals are subject to government control.

EVEN IF WE OBTAIN REGULATORY APPROVAL OF ANY OF OUR PRODUCT CANDIDATES, WE WILL NOT BE ABLE TO SUCCESSFULLY COMMERCIALIZE SUCH PRODUCT CANDIDATES IF WE ARE UNABLE TO CREATE SALES, MARKETING AND DISTRIBUTION CAPABILITIES OR ENTER INTO APPROPRIATE COLLABORATIVE ARRANGEMENTS.

         In order to commercialize any of our product candidates successfully, we must either internally develop full and efficient sales, marketing and distribution capabilities or make arrangements with third parties to perform these services. We have no experience in developing, training or managing a sales force and will incur substantial additional expenses in doing so. The cost of establishing and maintaining a sales force may exceed its cost effectiveness. In addition, we will compete with many companies that currently have extensive and well-funded marketing and sales operations. Our marketing and sales efforts may be unable to compete successfully against these companies.


IF WE FAIL TO RECRUIT, RETAIN AND MOTIVATE SKILLED PERSONNEL, OUR PRODUCT DEVELOPMENT PROGRAMS, OUR RESEARCH AND DEVELOPMENT EFFORTS AND THE RELEASE OF OUR PRODUCT CANDIDATES MAY BE DELAYED.

         Our success depends on our ability to recruit, retain and motivate highly-qualified management and scientific personnel, including skilled chemists and clinical development personnel, for which competition is intense. Our loss of the services of any of our key personnel, in particular, Roger S. Newton, Ph.D., our President and Chief Executive Officer, could significantly impede the achievement of our research and development objectives and could delay our product development programs and strategies.


IF WE USE BIOLOGICAL AND HAZARDOUS MATERIALS IN A MANNER THAT CAUSES INJURY, WE MAY BE LIABLE FOR DAMAGES.

         Our research and development activities involve the controlled use of potentially harmful biological materials as well as hazardous materials, chemicals and various radioactive compounds. We cannot completely eliminate the risk of accidental contamination or injury from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for damages, and such liability could exceed our resources. We are subject to federal, state, local and international laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. The cost of compliance with these laws and regulations could become significant.


RISKS RELATED TO THIS OFFERING

OUR COMMON STOCK PRICE HAS BEEN VOLATILE AND COULD EXPERIENCE A SUBSTANTIAL DECLINE IN VALUE.

         The market price of our common stock has historically experienced and may continue to experience volatility. During the 12 months ended September 30, 2003, the market price of our common stock ranged from $5.19 to $21.00 per share. The closing market price of our common stock decreased from a closing price of $20.49 on Friday, July 25, 2003, to a closing price of $13.98 on Wednesday, August 11, 2003. On July 29, 2003, we disclosed that our largest stockholder, the Sacane Group, had represented that it owned approximately 33% of our common stock and had agreed to certain voting and transfer restrictions. The volume of trading in our stock, as well as the stock price, may have been, and may be in the future, adversely affected by these transfer restrictions because the Sacane Group's transactions in our shares of common stock represented approximately 25% of the market transactions in our common stock during the period from September 3, 2002 to July 24, 2003. This volume of trading by the Sacane Group may have caused our stock price during that period to be higher than it otherwise would have been. In addition, if the stockholder does not comply with the transfer restrictions or rumors continue to exist in the market that the stockholder will sell its shares notwithstanding the transfer restrictions, the market price of our common stock may continue to be volatile.

         In addition, our quarterly operating results, announcements of collaborations, the success or failure of the drug development efforts of our collaborators, technological innovations being developed by us or our competitors, changes in general conditions in the economy or the financial markets and other developments affecting our competitors, our collaborators or us could cause the market price of our common stock to fluctuate substantially. In addition, in recent years, the stock market in general, and the market for pharmaceutical and biopharmaceutical companies in particular, have experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies, often for reasons unrelated to their operating performance, and may adversely affect the price of our common stock.

         In the past, securities class action litigation has often been instituted following periods of volatility in the market price of a company's securities. A securities class action suit against us could result in potential liabilities, substantial costs and the diversion of management's attention and resources, regardless of whether we win or lose.


OUR SHARE OWNERSHIP IS CONCENTRATED, AND OUR OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS MAY EXERT SIGNIFICANT CONTROL OVER CHANGES IN THE PRICE OF OUR SECURITIES, OUR BUSINESS AND MATTERS REQUIRING STOCKHOLDER APPROVAL.


Our largest stockholder is a group of investment managers and funds associated with Scott Sacane. As of the completion of our sale of shares in our recent public offering, Mr. Sacane and the related investment managers (the "Sacane Group") beneficially owned 29.1% of our outstanding common stock. The Sacane Group accumulated this stock in numerous transactions that were not reported under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until filings made on July 31, 2003, which reported both purchases and sales between May 29, 2002 and July 24, 2003. In addition, the Sacane Group had not disclosed to us any changes in its beneficial ownership after November 8, 2002, the date of the Schedule 13G that Mr. Sacane filed reporting beneficial ownership of 6,390,217 shares, or 21.8% of our then outstanding common stock, until July 25, 2003, when the Sacane Group advised us that it had become the beneficial owner of 9,726,900 shares, or almost 33%, of our outstanding common stock, which it reported in a Schedule 13D filed on July 29, 2003. As a result of this information, on July 29, 2003, we amended our stockholder rights agreement to provide that the Sacane Group would not be an "Acquiring Person" under that agreement unless and until the earlier of such time as the Sacane Group becomes the beneficial owner of more than 33% of our outstanding common stock or ceases to hold any of the common stock of which it is the beneficial owner without any intention of changing or influencing control of the Company. In addition, we determined that it was in the best interests of our stockholders to enter into an agreement with the Sacane Group in which it agreed not to acquire beneficial ownership of more than 33% of our common stock and not to sell any shares of our common stock prior to October 29, 2003. (In connection with our public offering, the Sacane Group agreed not to sell any shares prior to January 31, 2004.) There can be no assurance that the voting and transfer restrictions the Sacane Group has agreed to will not be breached, intentionally or unintentionally, in the future and that, as a result, our share price is negatively affected.

         On August 31, 2003, our directors and officers and stockholders known to us to hold more than 5% of our common stock beneficially owned on an aggregate basis approximately 33% of our outstanding common stock. Collectively and notwithstanding the voting restrictions applicable to the Sacane Group as discussed above, these stockholders may have the ability to significantly influence the outcome of all corporate matters requiring stockholder approval. Therefore, they may vote their shares in a way with which you do not agree. In particular, this concentration of ownership may have the effect of delaying, deferring or preventing an acquisition of us and may adversely affect the market price of our common stock.


FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

         The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of common stock.

         As of August 31, 2003, we have an aggregate of 4,368,584 shares of common stock that have been registered and are reserved for issuance upon exercise of options granted or reserved for grant under our 2000 Equity Compensation Plan, our 1998 Stock Option Plan and our Employee Stock Purchase Plan. Stockholders can sell these shares in the public market upon issuance, subject to restrictions under the securities laws. In addition, some of our existing stockholders will be entitled to register their shares of common stock after this offering.


ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS, UNDER DELAWARE LAW AND UNDER OUR STOCKHOLDER RIGHTS PLAN COULD MAKE AN ACQUISITION OF US MORE DIFFICULT.

         o Provisions of our amended and restated certificate of incorporation and amended and restated bylaws will make it more difficult for a third party to acquire us on terms not approved by our board of directors and may have the effect of deterring hostile takeover attempts. For example, our amended and restated certificate of incorporation currently authorizes our board of directors to issue substantial amounts of preferred stock and to fix the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of our common stock will be subject to, and may be harmed by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could reduce the voting power of the holders of our common stock and the likelihood that common stockholders will receive payments upon liquidation. In addition, our amended and restated certificate of incorporation divides our board of directors into three classes having staggered terms.

         o We are also subject to provisions of Delaware law that could have the effect of delaying, deferring or preventing a change in control of our company. One of these provisions prevents us from engaging in a business combination with any interested stockholder for a period of three years after the date the person becomes an interested stockholder, unless specified conditions are satisfied.

         o We have also implemented a stockholder rights plan, or poison pill, that would substantially reduce or eliminate the expected economic benefit to an acquiror from acquiring us in a manner or on terms not approved by our board of directors. These and other impediments to a third-party acquisition or change of control could limit the price investors are willing to pay in the future for shares of our common stock.


BECAUSE WE DO NOT INTEND TO PAY DIVIDENDS, STOCKHOLDERS WILL BENEFIT FROM AN INVESTMENT IN OUR COMMON STOCK ONLY IF IT APPRECIATES IN VALUE.

         We have never declared or paid any cash dividends on our common stock. We currently intend to retain our future earnings, if any, to finance further research and the expansion of our business and do not expect to pay any cash dividends in the foreseeable future. As a result, the success of an investment in our common stock will depend upon any future appreciation in its value. There is no guarantee that our common stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.


ARTHUR ANDERSEN LLP HAS NOT CONSENTED TO THE INCORPORATION BY REFERENCE OF THEIR REPORTS ON OUR FINANCIAL STATEMENTS AND IT MAY NOT BE ABLE TO SATISFY POTENTIAL CLAIMS AGAINST THEM.

         Arthur Andersen LLP audited our consolidated financial statements for the two years ended December 31, 2001, and the period from our inception in May 1998 to December 31, 2001 and issued a report thereon dated January 18, 2002, which are incorporated by reference herein. Arthur Andersen LLP has not reissued their report on our financial statements and has not consented to the incorporation by reference of their report on our financial statements in this prospectus, and we have relied on Rule 437a under the Securities Act in filing this registration statement without such a consent. On June 15, 2002, Arthur Andersen LLP was convicted of obstruction of justice by a federal jury in Houston, Texas in connection with Arthur Andersen LLP's work for Enron Corp. On September 15, 2002, a federal judge upheld this conviction. Arthur Andersen LLP ceased its audit practice before the Commission on August 31, 2002. Effective April 18, 2002, we terminated the engagement of Arthur Andersen LLP as our independent accountants and engaged PricewaterhouseCoopers LLP to serve as our independent accountants for the fiscal year ending December 31, 2002. Because Arthur Andersen LLP has not consented to the incorporation by reference of their report on our financial statements in this prospectus and because of the circumstances affecting Arthur Andersen LLP, as a practical matter, it may not be able to satisfy any claims arising from the provision of auditing services to us, including claims you may have that are available to securities holders under federal and state securities laws.

                           FORWARD-LOOKING STATEMENTS

         The information contained in this prospectus, including the information incorporated by reference into this prospectus, includes "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Section 27A of the Securities Act as enacted by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by words such as "hope," "may," "believe," "anticipate," "plan," "expect," "require," "intend," "assume" and similar expressions. We caution readers that forward-looking statements speak only as of the date of this filing, reflect management's current expectations, estimations and projections and involve certain factors, such as risks and uncertainties, that may cause our actual results, performance or achievements to be far different from those suggested by our forward-looking statements. These factors include, but are not limited to, risks associated with:

         o our ability to successfully execute our business strategies, including entering into strategic partnerships or other transactions;

         o the progress and cost of development of our product candidates;

         o the extent and timing of market acceptance of new products developed by us or by our competitors;

         o our dependence on third parties to conduct clinical trials for our product candidates;

         o the extent and timing of regulatory approval, as desired or required, for our product candidates;

         o our dependence on licensing arrangements and other strategic relationships with third parties;

         o        clinical trials;

         o        manufacturing;

         o        our dependence on patents and proprietary rights;

         o procurement, maintenance, enforcement and defense of our patents and proprietary rights;

         o        competitive conditions in the industry;

         o business cycles affecting the markets in which any of our future products may be sold;

         o        extraordinary events and transactions;

         o seeking and consummating business acquisitions, including the diversion of management's attention to the assimilation of the operations and personnel of any acquired business;

         o the timing and extent of our financing needs and our access to funding, including through the equity market;

         o        fluctuations in foreign exchange rates; and

         o        economic conditions generally or in various geographic areas.

         Because all of the foregoing factors are difficult to forecast, you should not place undue reliance on any forward-looking statements. These and other risks and uncertainties are discussed above in the section entitled "Risk Factors." We do not intend to update any of these factors or to publicly announce the results of any revisions to any of our forward-looking statements other than as required under the federal securities laws.


                                 USE OF PROCEEDS

         The Company will not realize any proceeds from the sale of the Shares by the Selling Stockholder.

                               SELLING STOCKHOLDER

         The Selling Stockholder, Franklin Templeton Bank & Trust, F.S.B., is the trustee of our 401(k) Savings Plan (the "Trustee)." The Selling Stockholder may from time to time engage in sales of the Common Stock in order to administer the Plan.

         The following table sets forth the name of the Selling Stockholder and
(i) the number of shares of Common Stock beneficially owned by the Selling Stockholder, as Trustee, on October 10, 2003, (ii) the number of shares of Common Stock to be issued by the Company to the Selling Stockholder pursuant to the Plan and being offered hereby, and (iii) the number of shares of Common Stock and the percentage of the total class of Common Stock outstanding on October 10, 2003 that will be beneficially owned by the Selling Stockholder, as Trustee, following the offering.

                               SELLING STOCKHOLDER



                                                                                    NUMBER AND
                                       NUMBER OF             NUMBER OF         PERCENTAGE OF SHARES
                                      SHARES OWNED            SHARES             OWNED AFTER SALE
      NAME OF SELLING                 PRIOR TO THE             BEING             ----------------
        STOCKHOLDER                     OFFERING              OFFERED            # (3)       % (3)
        -----------                   ------------            -------            -----       -----
Franklin Templeton Bank & Trust,
F.S.B., as trustee of the Plan          6,738 (1)            25,000 (2)            __          __



         (1) Represents Shares that have been issued by the Company to the Trustee as a matching contribution under the Plan with respect to the 2002 Plan year.

         (2) Represents the estimated number of Shares to be issued by the Company to the Trustee as Company matching contributions under the Plan with respect to subsequent Plan years.

         (3) Assumes that the Selling Stockholder disposes of all of the Shares covered in this prospectus and does not acquire any additional shares of Common Stock.


                              PLAN OF DISTRIBUTION

         The sale of the Shares by the Selling Stockholder may be effected from time to time in transactions on The Nasdaq National Market or on such other exchange or market in which the Common Stock may from time to time be trading, in negotiated transactions, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Stockholder may effect such transactions by selling Shares directly to purchasers or to or through broker-dealers which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder or the purchasers of Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Any such broker or dealer may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Act, and any commissions received by any such broker or dealer in connection with such sales and any profits received by any such broker or dealer on the resale of any Shares acquired as principal may be deemed to be underwriting compensation.

         The Company has agreed to bear all of the expenses incurred by it in connection with the registration of the Shares, except for any legal fees or similar expenses incurred by the Selling Stockholder.

         The Company is required to indemnify the Selling Stockholder against various losses, liabilities, costs and expenses pursuant to the Trust Agreement between the Company and the Selling Stockholder, including liabilities that arise under the Securities Act. However, the Selling Stockholder shall not be entitled to indemnification to the extent that its liabilities, losses, costs or expenses are attributed to its own negligence, willful misconduct or breach of the Trust Agreement.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission through the SEC's Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system. You can inspect and/or copy these reports and other information at:

         o the Public Reference Room at the SEC's principal offices located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

         o the Public Reference Room at the SEC's principal offices located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and

         o        the SEC's website at http://www.sec.gov.

         Please call the SEC at 1-800-SEC-0330, or see its website, for further information about the operation of the Public Reference Room.

                       DOCUMENTS INCORPORATED BY REFERENCE

         We are incorporating by reference into this prospectus the information that we file with the SEC. This means that we can disclose to you important information contained in other documents that we file with the SEC by referring you to those documents. The information incorporated by reference is, therefore, an important part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until all of the shares covered by this prospectus are sold (other than Current Reports on Form 8-K containing disclosure furnished under Item 9 or Item 12 and exhibits relating to such disclosures, unless otherwise specifically stated in any such Current Report on Form 8-K):

         o our annual report on Form 10-K for the fiscal year ended December 31, 2002, filed on March 26, 2003;


         o our quarterly reports on Form 10-Q for the quarter ended March 31, 2003, filed on May 14, 2003, and for the quarter ended June 30, 2003, filed on August 14, 2003, as amended on Form 10-Q/A, filed on October 28, 2003;


         o our definitive proxy statement on Schedule 14A for our 2003 annual meeting of stockholders, filed on May 14, 2003;

         o        our current report on Form 8-K, filed on July 29, 2003; and

         o the description of our common stock contained in our registration statement on Form 8-A (filed on August 4, 2000 and amended by our current reports on Form 8-K filed on April 23, 2002 and July 29, 2003).

         Information in reports that we file with the SEC after the date of this prospectus may contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference into this prospectus. You should review these reports as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus. The information that we file later with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the termination of this offering will automatically update and supercede previously filed information incorporated by reference into this prospectus.

         We undertake to provide to you, without charge, the documents incorporated by reference into this prospectus, other than exhibits not specifically incorporated by reference into such documents. Please make your request by writing to us at: Esperion Therapeutics, Inc., Attn: Christine K. Ballman, 3621 South State St., 695 KMS Place, Ann Arbor, MI 48108, or by calling us at: (734) 332-0506.

                                     EXPERTS

         The financial statements as of and for the year ended December 31, 2002 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2002 of Esperion Therapeutics, Inc. have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The audited consolidated financial statements and schedules for our two fiscal years ended December 31, 2001 and incorporated by reference in this prospectus were audited by Arthur Andersen LLP, our former independent public accountants, as indicated in their reports with respect thereto. Copies of such reports are incorporated by reference herein, but Arthur Andersen LLP has not reissued such reports or consented to the incorporation of such reports into this prospectus and has ceased operations.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         We will pay the expenses relating to the registration of the shares. We estimate the expenses to be as follows:

SEC Registration Fee .......................................    $ 39.64
Legal Fees and Expenses.....................................    $ 25,000*
Accounting Fees and Expenses................................    $ 3,100*
Printing Expenses...........................................    $ 3,000*
       Total................................................    $ 31,140*


--------
*  Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Esperion Therapeutics, Inc. is a Delaware corporation, subject to the provisions of the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law provides that each Delaware corporation may indemnify any person who was or is a party or is threatened to be a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or serving another corporation at the request of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Lack of good faith is not to be presumed from settlement. No indemnification is allowed in respect to any proceeding charging improper personal benefit to the officer or director in which such person was adjudged to be liable on the basis that personal benefit was improperly received. To the extent any such person succeeds on the merits or otherwise, he or she shall be indemnified against expenses (including attorneys' fees). A determination that the person to be indemnified meets the applicable standard of conduct, if not made by a court, is made by the Board of Directors by majority vote of a quorum consisting of directors not party to such action, suit or proceeding or, if a quorum is not obtainable or a disinterested quorum so directs, by independent legal counsel or by the stockholders. Expenses may be paid in advance upon receipt of undertakings to repay. A corporation may purchase indemnification insurance.

         Article VIII of our amended and restated certificate of incorporation and Section 6.07 of our bylaws provide that our officers, directors, employees and agents acting in their official capacities are entitled, under certain conditions, to indemnification against liabilities and expenses. We have not entered into separate indemnification agreements with any of our officers or directors.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         We also currently maintain a directors' and officers' liability insurance policy, insuring our officers and directors against certain liabilities and expenses incurred by such persons in such capacities. We consider the maintenance of such insurance coverage to be vital in attracting and retaining the services of qualified directors and officers. We cannot be assured, however, that our existing policy will be renewed upon expiration or that, if the policy is not renewed, we will be able to obtain similar insurance coverage elsewhere or that the cost thereof will not be prohibitively expensive.


ITEM 16. LIST OF EXHIBITS

              EXHIBIT NO.                 DESCRIPTION


                  5.1*      Opinion of Morgan, Lewis & Bockius LLP
                  23.1*     Consent of PricewaterhouseCoopers LLP
                  24.1*     Power of attorney (included on the signature page)

                  * Previously filed.


ITEM 17. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or person controlling us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, State of Michigan, on October 29, 2003.


                                      ESPERION THERAPEUTICS, INC.

                                      By /s/ Roger S. Newton
                                         ---------------------
                                         Roger S. Newton
                                         President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act, this Amendment No. 1 to registration statement has been signed by the following persons in the capacities indicated on October 29, 2003.


           SIGNATURE                                 TITLE


     /s/  Roger S. Newton            President, Chief Executive Officer and
     -------------------             Director (Principal Executive Officer)
          Roger S. Newton


     /s/  Timothy M. Mayleben        Chief Operating Officer and Chief Financial
     ------------------------        Officer (Principal Financial Officer)
          Timothy M. Mayleben

     /s/  Frank E. Thomas            Vice President, Finance and Investor
     --------------------            Relations (Principal Accounting Officer)
          Frank E. Thomas

     /S/       *                     Director
     ------------------
          Susan B. Bayh

     /s/       *                     Director
     ------------------
          Henry E. Blair

     /s/       *                     Director
     -----------------------
          Ronald M. Cresswell

     /s/       *                     Director
     -------------------------
          Antonio M. Gotto, Jr.

     /s/       *                     Director
     ------------------
          Eileen M. More

* By: /s/ Roger S. Newton
     --------------------
     Roger S. Newton
     (Attorney-in-fact)

                                INDEX TO EXHIBITS



      EXHIBIT NO.                     DESCRIPTION


          5.1*           Opinion of Morgan, Lewis & Bockius LLP
          23.1*          Consent of PricewaterhouseCoopers LLP
          24.1*          Power of attorney (included on the signature page)

          *    Previously filed.